Exhibit 99.2

VASCO Data Security International, Inc.

Q1 2012 Earnings Conference Call

Prepared Remarks

April 26, 2012

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I would like Jochem Binst, VASCO’s Director of Corporate Communications, to brief all of you on “Forward Looking Statements.”

Thank you, Ken.

Ladies and gentlemen,

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

At this time I will turn the call back over to Ken.

Thank you, Jochem.

General Comments – Ken Hunt

Today, we are going to review the results for 1st quarter, 2012. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Q1 revenues were generally lower than we expected due to the timing of receipt of new orders and production delays associated with the Chinese New Year. The outlook for the full-year 2012, however, continues to be strong and on track with our previous expectations. We continue to believe that 2012 will be a year in which we fortify and enhance our strong position in our core business while we develop the market for our DIGIPASS as a Service business line.

Revenue from continuing operations for Q1, 2012 was $32.3 million, a decrease of 11% compared to the first quarter of 2011. Q1 2012 was our 37th consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 68% of revenue. Our operating income from continuing operations was approximately 7% of revenue for the quarter.

At March 31, 2012 our net cash balance was $93.4 million, an increase of $8.9 million over our balance at December 31, 2011, and we had $112.7 million in working capital. This strong cash position and strong balance sheet is an important tool to support VASCO’s further growth.

For 2012, we have two important priorities.

1.	As I stated before, to fortify and enhance the strong position in our core business.

2.	And, to develop our Services business.

The first stage was the deployment of DIGIPASS as a Service, a hosted authentication platform that allows companies to outsource their authentication needs to VASCO.

On March 6th, VASCO launched the second step in its DIGIPASS as a Service strategy with a new services program for web application providers/web site owners. Our objective in this step was to reach out to ASPs that offer web-based services to businesses and consumers and allow them to integrate our MYDIGIPASS.COM button on their websites at no cost. The button would allow the users of the ASPs’ sites to activate and use our one-time password technology to secure their log-on to the site. Our focus in this step is on ASPs that provide a service to their customers, either businesses (B2B) or consumers (B2C), on a paid basis. We plan to offer a similar opportunity to ASP’s that provide free services to consumers in the future. The response to our offer has been strong and Jan will comment shortly on the response to date.

On April 23rd, at Infosecurity Europe in London, VASCO took the next step in our strategy. We sponsored a well attended press conference to announce that MYDIGIPASS.COM was now available for customers of the B2B and B2C web sites that have integrated our button on their site. Customers of each of these sites can now have free, secure, single-sign-on access to all of these websites to which they have a subscription using our strong, two-factor authentication.

In this model, the DIGIPASS client device and use of our services platform is free to the user of the application. We expect the ASP to pay a membership fee that will include a certain number of activations and secure logins. Website owners will be able to choose between different levels of memberships and related fees. Each level of membership will be based on a specified number of users that can be activated or enrolled to use MYDIGIPASS.COM and a specified number of secure logins per year. ASPs will also be able to upgrade the level of security needed to access their site using our premium services. Premium services will include, but not be limited to, the use of electronic signatures, digital signatures and branded authentication devices for its customers.

At the press conference we also identified the first group of web sites that have already, or are in the process of integrating MYDIGIPASS.COM into their login process. We are very excited about the response to MYDIGIPASS.COM and will keep you posted on future developments.

Let me share with you a couple of examples of application websites that have implemented MYDIGIPASS.COM:

1.	US company Social iQ Networks has developed a SaaS solution that helps to discover, optimize and protect infrastructures of social accounts for some of the world’s leading enterprises. As more and more existing and new infrastructures become external and cloud-based, it is important that enterprises look for solutions that incorporate real enterprise security needs like strong authentication. Social iQ Networks prides itself on setting an example of providing an enterprise grade solution with best-in-class security and having two-factor authentication built-in with MYDIGIPASS.COM as a key part of that.

2.	WhitepaperCentral.com is an online lead generation platform on which companies can publish papers, mainly from the IT sector, marketing, healthcare and finance. These papers can be downloaded by professionals in these sectors. WhitepaperCentral was looking for a credible solution for their users to log securely onto their B2B platform. They selected MYDIGIPASS.COM in order to offer their users a secure means to communicate with their databases on a worldwide basis.

In 2012, we will build our presence in the strong authentication services field. We will concentrate on building a critical mass of MYDIGIPASS.COM enabled web sites and activated end users. We believe that we will generate the first substantial revenue for our services offering in 2013.

We can also confirm that our intake of new orders for our core business continues to be strong. New orders received in the first quarter of 2012 were higher than any previous first quarter in our history. This illustrates the strength of our robust core business. Although the revenue in Q1 2012 was a bit less than we expected, we are convinced that Q2 will be seasonally strong.

Over the past three years, we have invested in people, infrastructure and technology. We saw the return on that investment with the results of 2011. Longer term, we believe that we are on track for a period of strong and sustainable growth. We are tackling the new services market aggressively and we are pleased with the initial results. We are convinced that our strategies are right, and will prove to be beneficial for all our stakeholders.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Thank you, Ken.

Ladies and gentlemen, as Ken already said, Q1 2012 was not the best quarter in VASCO’s history but there are very encouraging signs for the future.

First, we see that the order intake is strong, stronger even than in the comparable prior periods.

We are very pleased to see the strong performance of our non-banking markets. Both our enterprise and application security markets are doing well. Our decision to introduce a direct touch model for large deals and a number of verticals is working.

In banking, we see that the order intake stays strong. While the first quarter of 2012 was affected by certain external factors, we are optimistic about the future of our banking market.

External factors include the Chinese New Year that traditionally affects the manufacturing capabilities of our factories in China during Q1. Also the timing of large new deals can affect quarterly results. We do not believe that any macro-economic factor, including the sovereign debt crisis, is currently having a significant negative impact on our banking business.

We believe that Q1 2012 demonstrates the value of our business mix. The strength of our non-banking market combined with the temporary lumpiness of our banking business resulted in VASCO’s 37th consecutive profitable quarter.

We are also encouraged by the launch of MYDIGIPASS.COM. As noted earlier by Ken, our consumer-facing authentication service is off to a good start. We have gotten a strong response to our free services program from web application providers and/or web site owners. We have more than 100 websites that are currently testing, integrating and/or using the MYDIGIPASS.COM button.

In 2012, we will focus on creating a critical mass of MYDIGIPASS.COM enabled web sites and activated end users.

Also – and importantly – we will focus on our services business without neglecting our traditional core business. Our core business provides us with the necessary resources to build our services business. The combination of our core business and our services strategy brings virtually every web application into VASCO’s reach. We are determined to use this competitive advantage to the max.

VASCO’s innovative approach of authentication didn’t end with Mydigipass.com. During the first quarter of 2012, we have launched several ground breaking new products, including:

•	DIGIPASS 837, our first acoustic smart card reader.

The smart card reader is exceptionally easy to use thanks to its innovative acoustic feature that facilitates data transfer from the computer to the reader in an instant. DIGIPASS 837 is VASCO’s first acoustic smart card reader combining one-time password and electronic signature functionality.

•	DIGIPASS 736, an optical e-signature device.

DIGIPASS 736 is an authentication device that offers adaptive signing and ‘what you see is what you sign’ capability.

DIGIPASS 736 has outstanding user acceptance thanks to its optical interface which facilitates data transfer during transaction signing. The device eliminates the use of paper-based TAN lists and adds an additional security layer to the bank’s infrastructure. It is an authentication solution that is perfectly suited for the German market but it can effortlessly be localized for deployment worldwide.

Adding optical and acoustic capabilities to our DIGIPASS client authenticators is an important addition to our range of user interfaces. As you know, security is always a trade-off between pure security, ease of use and total cost of ownership. It this case, we drastically enhance the ease-of-use of high security e-signature devices.

These innovations, and others, are the result of our continued investments in people, know-how and infrastructure during the last couple of years. Those investments are starting to bear fruit. We are convinced that they are the harbinger of VASCO’s future success.

I will now turn the call back to Ken.

Introduce Cliff Bown:

Thank you, Jan. At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Comments by Cliff Bown:

Thank you Ken and welcome to everyone on the call.

As an overall comment to the discussion today, please note that the numbers being referenced today for the first quarter of 2011 have all been restated to reflect the results of DigiNotar for the first quarter of 2011 as a discontinued operation.

As noted earlier by Ken, revenues for the first quarter of 2012 were $32.3 million, a decrease of $3.8 million or 11% from the first quarter of 2011. The decrease in revenue for the first quarter reflected an 18% decrease from the Banking market and a 29% increase from the Enterprise and Application Security market.

The distribution of our revenue in the first quarter of 2012 between our two primary markets was approximately 77% from the Banking market and 23% from the Enterprise and Application Security market. In the first quarter of 2011, approximately 84% came from the Banking market and 16% came from Enterprise and Application Security market.

The geographic distribution of our revenue in the first quarter of 2012 was approximately 60% from EMEA, 9% from the United States, 20% from Asia and the remaining 11% from other countries. For the first quarter of 2011, 73% of the revenue was from EMEA, 6% was from the U.S., 7% from Asia and 14% was from other countries.

The decline in banking revenue as a percentage of total revenue and the decline in the percentage of revenue coming from both EMEA and other countries in 2012 compared to 2011 reflect the fact we had large orders from banking customers in the first quarter of 2011 in both regions that were not replaced by orders of a similar size in the first quarter of 2012.

Gross profit as a percentage of revenue, or gross margin, for the first quarter 2012 was approximately 68% and compares to 63% for first quarter of 2011. The improvement in gross margin is primarily related to:

•	An increase in the percentage of our revenue that came from the Enterprise and Applications Security market,

•	An increase in the percentage of revenue that came from non-hardware revenue as a percentage of total revenue, and

•	A decrease in non-product related cost of goods sold.

As mentioned in previous calls, revenue from our Enterprise and Application Security market generally has margins that are 20 to 30 percentage points higher than the Banking market. Similarly, non-hardware revenue has margins that are substantially higher than hardware-related revenues. As noted earlier, the percentage of total revenue that came from the Enterprise and Application Security market increased from 16% in the first quarter of 2011 to 23% in the first quarter of 2012. The percentage of total revenue that came from the non-hardware products increased from 21% in the first quarter of 2011 to 29% in the first quarter of 2012.

Charges to costs of goods sold that are not directly related to the manufacture of product, which include, but are not limited to freight charges, inventory write-downs and the cost of labels and other components that are not valued as part of our inventory, were lower in the first quarter of 2012 than in the first quarter of 2011. We estimate that non-product related costs were approximately 5% of revenue in the first quarter of 2012 compared to 8% of revenue in the first quarter of 2011. The reduction in cost primarily reflects lower freight charges in the first quarter of 2012 compared to the first quarter of 2011. In the first quarter of 2011, we used more higher-cost, expedited shipments to ensure that we met our delivery commitments to customers than in the first quarter of 2012.

Operating expenses for the three months ended March 31, 2012 were $19.7 million, an increase of $1.2 million or 7% from the quarter ended March 31, 2011. The increase in consolidated operating expenses was primarily related to a 5% increase in our average headcount and an increase in costs associated with our stock-based incentive plan of approximately $0.5 million.

Operating expenses reflected an increase of $0.4 million, or 4% in sales and marketing and an increase of $0.9 million or 23% in research and development. There was no significant change in general and administrative expense or in the amortization of purchased intangible assets in the first quarter of 2012 when compared to the first quarter in 2011.

Operating income for the first quarter of 2012 was $2.2 million, a decrease of $2.0 million, or 47%, from the first quarter of 2011.

Operating income as a percent of revenue, or operating margin, was 7% for first quarter of 2012 compared to 12% for the first quarter of 2011.

The Company reported income tax expense of $530 thousand for the first quarter of 2012 compared to $942 thousand for the first quarter in 2011. The decline in tax expense was attributable to a decline in pretax earnings as the effective tax rate was 21% in both the first quarter of 2012 and 2011.

We expect the tax rate may be volatile in future periods as changes in the geographic location of earnings will taxed at substantially different rates. We expect that changes in pretax income in territories where our U.S. subsidiary owns the intellectual property rights will be taxed at a rate approximating the U.S. statutory rate while changes in pretax income in territories where our Swiss subsidiary owns the intellectual property will be taxed at rates varying from 8% to 34%.

The makeup of our workforce as of March 31, 2012 was 363 people worldwide with 171 in sales, marketing, customer support and operations, 137 in research and development and 55 in general and administrative. The average headcount for the first quarter of 2012 was 361 persons, which was 5% higher than the average headcount for the first quarter of 2011 of 345 persons.

Our balance sheet continued to show the strength of our operations. Our net cash balance at March 31, 2012 was $93.4 million, an increase of $8.9 million or 11% from December 31, 2011 and our working capital balance at March 31, 2012 was $112.7 million, an increase $4.1 million or 4% to from December 31, 2011.

We had no debt outstanding at either March 31, 2012 or December 31, 2011.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Thank you, Cliff

Ken Hunt: Closing Remarks

All-in-all, I think Q1 was a respectable quarter with a profit and good positive cash flow. Impacting 1st quarter results were the very strong 4th quarter of 2011 driven by the demand of our customers to ship before year end, the timing of new orders received during the quarter, and Chinese New Year. On the bright side, our intake of new orders during the quarter was the strongest of any Q1 in our history, signaling a rebuilding of the momentum from 2011 and a signal that business is strong.

Now, guidance.

We are reaffirming the guidance that we gave during the last conference call.

•	Revenue for 2012 is expected to be $175 million or more, and

•	Operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, for full-year 2012 is projected to be in the range of 13% to 16%.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.

Q&A Session: